EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	James A. Smith, Chief Financial Officer		Financial Dynamics
	Electronics Boutique Holdings Corp.		Investors: Cara O’Brien/Melissa Myron
	(610) 430-8100	Media:	Melissa Merrill
(212) 850-5600

ELECTRONICS BOUTIQUE PROVIDES BUSINESS UPDATE

~ Q3 EPS Expected to Range between $0.28 and $0.29 ~

~ Company Increases Full Year Outlook ~

WEST CHESTER, PA – November 8, 2004 – Electronics Boutique Holdings Corp. (Nasdaq: ELBO), the leading global specialty retailer of video games and related products, today announced it anticipates third quarter results will exceed previously provided expectations.

The Company anticipates third quarter revenue will be between $445 million and $447 million compared to $324.7 million last year.  Comparable store sales are expected to increase between 13% and 14%, versus a decline of 6.5% last year, driven by broad-based strength in all categories and across all geographic regions.  Sales of both new hardware and software exceeded the Company’s original expectations while pre-played sales were again a very strong contributor to overall results.

Due to the stronger than anticipated top line growth, the Company now anticipates diluted earnings per share will range between $0.28 to $0.29 for the third quarter.  This compares to the Company’s original expectations of $0.15 to $0.19 per diluted share and $0.06 per diluted share earned in the third quarter last year.

Commenting on the Company’s results, Jeffrey Griffiths, President and Chief Executive Officer, stated, “Robust consumer demand benefited all areas of our business during the third quarter.  In the software category, many titles in the strong new release lineup exceeded our original performance expectations.  In addition, the early release of Sony’s new PlayStation 2 model contributed to better than anticipated hardware sales.  We are also very pleased that the results in both our international and pre-played businesses, two of our key growth initiatives, remained very strong during the third quarter.”

Mr. Griffiths concluded, “While much is dependent on how actual holiday shopping trends unfold, we expect a continuation of the positive momentum we experienced in the third quarter.  We are encouraged by the strong lineup of new releases, led by Microsoft’s Halo 2.  Based upon the current level of pre-orders, we anticipate this title, along with additional sales of our top third quarter releases, will continue to drive healthy consumer purchasing.  Our hardware offering for the holiday season is also strong, including the Nintendo DS launch in late November.”

As such, the Company now estimates that fourth quarter revenue will increase 18% to 21% and diluted earnings per share will be $1.62 to $1.72. This translates into full year diluted earnings per share of $2.18 to $2.29 compared to the Company’s previous forecast of $2.02 to $2.10

As previously announced, Electronics Boutique will present at the Harris Nesbitt Playtime 2004 Investor Conference tomorrow, Tuesday, November 9th at 3:15 p.m. Eastern Time.  The presentation will be webcast live and archived until November 24, 2004.  To access the presentation, please visit the Company’s website at http://www.ebholdings.com.

The Company plans to release its full third quarter results after the market closes on Thursday, November 18, 2004 and will host an investor call that day at 5:00 p.m. Eastern Time.

About Electronics Boutique Holdings Corp.

Electronics Boutique, a Fortune 1000 company, is the leading global specialty retailer dedicated exclusively to video game hardware and software, PC entertainment software, accessories and related products. The company currently operates 1,869 stores in the United States, Australia, Canada, Denmark, Germany, Italy, New Zealand, Norway, Puerto Rico and Sweden — primarily under the names EB Games and Electronics Boutique. The company operates an e-commerce website at www.ebgames.com. Additional company information is available at www.ebholdings.com.

This release contains forward-looking statements, including statements by Jeffrey Griffiths and those related to the financial performance of Electronics Boutique for the third and fourth quarters and full year for the fiscal year ending January 29, 2005, to projected sales and consumer demand for the balance of the fiscal year, and to the outlook for the video game industry in general. Forward-looking statements refer to expectations, projections and other characterizations of future events or circumstances and are often identified by the use of words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimated,” “continue” or comparable terminology. In addition to factors specified in Electronics Boutique’s recent filings with the Securities and Exchange Commission, there are other factors that could cause actual results to materially differ from those expressed or implied in these forward-looking statements, such as the schedule and sell-through for new software releases, consumer demand for video game hardware and software, the timing of the introduction of new generation hardware systems, pricing changes by key vendors for hardware and software and the timing of any such changes, the adequacy of supplies of new and pre-played product, increased competition and promotional activity from other retailers, and the timing of the opening of new stores. In light of the risks and uncertainties inherent in the forward-looking statements, these statements should not be regarded as a representation by Electronics Boutique or any other person that the projected results, objectives or plans will be achieved. Electronics Boutique undertakes no obligation to revise or update the forward-looking statements to reflect events or circumstances after the date hereof.

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